Exhibit 10.9

RMB Borrowing Contract

China Construction Bank Fujian Branch

Business Department of China Construction Bank Shishi Branch

This RMB Borrowing Contract (“Contract”) is made and entered into by and between:

Borrower (“Party A”): please refer to Article 12 hereof
Lender (“Party B”): please refer to Article 12 hereof

Whereas, Party A applies to Party B for a borrowing, and Party B agrees to issue the loan to Party A. Therefore, this Contract is entered into by and between Party A and Party B in accordance with applicable laws, regulations and rules through negotiation for common compliance.

Article 1	Borrowed Amount
Please refer to Article 13 hereof.

Article 2	Use of Borrowing
Please refer to Article 14 hereof.

Article 3	Term of Borrowing
Please refer to Article 15 hereof.

Article 4	Loan Rate, Penalty Rate, Interest Accruals, Interests Settlement
I.	Loan Rate
Please refer to Article 16 hereof.

II.	Penalty Rate
Please refer to Article 17 hereof.

III.	The “Interests Commencement Date” as mentioned in this Article shall mean the date when the initial loan hereunder is transferred to the account as designated by Party A.

For issuance of the initial loan hereunder, the prime rate shall mean the loan rate at the same level in the same period as published by the People's Bank of China on the Interests Commencement Date. Thereafter, if the loan rate is adjusted subject to the preceding provisions, the prime rate shall mean the loan rate at the same level in the same period as published by the People's Bank of China on the date when such loan rate is adjusted. If the People's Bank of China does not publish the loan rate at the same level in the same period any longer, the prime rate shall mean the loan rate at the same level in the same period as generally accepted or acknowledged by the banks on the date when the loan rate is adjusted, unless otherwise as agreed by the parties hereto.

IV.
The loan interests will be added from the date when the loan is transferred to the account as designated by Party A. The loan interests hereunder will be added on a daily basis at the daily rate equaling to annual rate/360. If Party A fails to pay the interest accruals on the Interests Commencement Date as specified in this Contract, the compound interests will be added from the day following such Interests Commencement Date.

V.	Interests Settlement
(I)
If the loan is granted at a fixed rate, the interest accruals will be added according to the rate as agreed by the parties when such interest accruals are settled. If the loan is granted at the floating rates, the interest accruals will be added according to a floating rate determined for a certain period; and if there is more than one floating rate in a single interest settlement period, it is required to figure out the interest accruals of each floating period in the first instances, and then to count the sum of interest accruals of all floating periods in such single interest settlement period on the Interests Commencement Date.

(II)	Please refer to Article 18 hereof.

Article 5	Issuance and Drawing of Borrowing
I.	Precedent Conditions for Issuance of Borrowing
Please refer to Article 19 hereof.

II.	Plan of Use (“Use Plan”)
Please refer to Article 20 hereof.

III.
Party A shall use the loan subject to the Use Plan as specified in II above. Unless otherwise agreed by Party B in writing, Party A shall not get in advance, delay, divide or cancel the drawing in any way.

IV.	If Party A use the loan by installment, the expiry date of the term of borrowing shall be determined subject to Article 3 hereof.

Article 6	Repayment
I.	Principles of Repayment

Party A shall repay the borrowing hereunder subject to the following principles:

Party B shall be entitled to apply the repayment of Party A to satisfy all fees that have been advanced by Party B but shall be borne by Party A pursuant to this Contract, and the fees used for getting the claims by Party B. And the remaining shall be used for paying the interest accruals in the first instance, and then the principals. However, if the due principals are not repaid for more than 90 days, or if the due interest accruals are not paid for more than 90 days, or if the loan as otherwise provided by laws, regulations or rules is not repaid, Party A shall repay the principals in the first instance, and then pay the interest accruals thereon after paying the above fees.

II.	Payment of Interest Accruals

Party A shall pay to Party B the due interest accruals on the Interests Settlement Date. The first interests payment date shall be the first Interests Settlement Date upon the issuance of the borrowing, and all the interest accruals shall be paid in full when the final installment of the borrowing is repaid.

III.	Principals Repayment Schedule
Please refer to Article 21 hereof.

IV.	Repayment Method

Party A shall deposit money enough to repay the due borrowing for self-transfer repayment into the account opened with Party B before the due repayment date as specified in this Contract, and Party B shall be entitled to take the due amount from such account, or from other accounts of Party B that may be transferred for the repayment on the due repayment date as specified in this Contract.

V.	Advance Repayment
(I)	Party A may repay the principals in whole or part in advance upon consents of Party B by sending a written application to Party B twenty working days in advance.

If Party A repays the principals in advance, the interest accruals thereon shall be added according to number of actual days of the use of borrowing and the loan rate as specified in this Contract.

(II)	Please refer to Article 22 hereof.

Article 7	Rights and Obligations of Party A

I.	Rights of Party A

(I)	Party A shall be entitled to request Party B to issue the borrowing subject to this Contract.

(II)	Party A shall be entitled to use the borrowing subject to this Contract.

(III)	Party A shall be entitled to apply to Party B for extension of the borrowing provided that requirements of Party B have been satisfied.

(IV)
Party A shall be entitled to request Party B to keep confidential relevant financial information and trade secrets concerning the production and operation as provided by Party A, unless otherwise as provided by laws and regulations, or as required by competent authorities, or as agreed by the parties hereto.

(V)
Party A shall be entitled to reject any bribes as requested by Party B and its work personnel, and to report to competent authorities any such request or violation of laws and regulations concerning applicable credit loan rate and service charges by Party B.

II.	Obligations of Party A

(I)	Party A shall draw the borrowing and pay the principals and interest accruals thereon in full subject to this Contract, as well as bear all applicable fees hereunder.

(II)
Party A shall provide all information concerning its finance and accounting, production and operation at the request of Party B, including but not limited to providing Party B with its balance sheets, profit and loss statements (income and expenditure statements in the event of a public institution) as at the end of the immediately preceding quarter within the first twenty working days in the beginning of the first month of each quarter, as well as providing its cash flow statements of the year at the end of such year in a timely manner. Furthermore, Party A shall ensure that all the information provided by it is lawful, true, complete, accurate and valid, free of false information, or without concealing material operating and financial matters.

(III)
If Party A changes or replaces its name, legal representative (responsible officer), registered address, scope of business, registered capitals or articles of association by completing any such change and/or replacement in the registration with the Administration for Industry and Commerce, it shall send a written notice to Party B together with the information concerning such change or replacement within five working days upon occurrence of any such change or replacement.

(IV)
Party A shall use the borrowing according to this Contract other than engaging in any transactions in violation of laws and rules by embezzling, misusing or misappropriating the borrowing; meanwhile, it shall coordinate and accept the inspection and monitoring by Party B over its production, operation, financial activities and use of borrowing hereunder. And it shall not avoid its obligations owed to Party B by taking out capitals, transferring assets or taking advantage of related transactions, nor make banking discount or create charges for getting capitals or credits from a bank by taking advantage of false contracts with its related parties, or receivable notes and receivables lack of actual transactions.

(V)	Party A shall comply with applicable environment protection regulations of the PRC if it conducts manufacture and engineering construction by using the borrowing hereunder.

(VI)
Before paying the principals and interest accruals thereon to Party B, Party A shall not create a guarantee in favor of a third party on the assets created by using the borrowing hereunder without prior consents of Party B.

(VII)
If Party A is a group company, it shall report to Party B its related transactions accounting for more than 10% of its net assets in a timely manner, including (i) related relationships among trading parties; (ii) trading projects and nature; (iii) trading amount or corresponding proportions; (iv) pricing policies (including transactions lack of consideration or nominal transactions).

(VIII)
If the loan hereunder is issued as the fixed-asset loan or project loan, Party A shall ensure that (i) the proposed project has been obtained with approvals of relevant government authorities and will not violate any laws and regulations, (ii) capitals or other raisings will be contributed in full subject to the specified deadline and proportions, and (iii) the project will be completed according to the schedule.

Article 8	Rights and Obligations of Party B

I.
Party B shall be entitled to request Party A to pay the principals, interest accruals thereon and fees therefrom as scheduled, and to exercise other rights hereunder, and to request Party A to perform other obligations hereunder.

II.	Party B shall issue the loan subject to this Contract, unless otherwise delayed for the reasons attributed to Party A or other reasons not attributed to Party B.

III.
Party B shall keep confidential relevant financial information and trade secrets concerning the production and operation as provided by Party A, unless otherwise as provided by laws and regulations, or as required by competent authorities, or as agreed by the parties hereto.

IV.	Party B shall not bring, nor get or accept any bribe to and from Party A and its work personnel.

V.	Party B shall not create any bad faith that may damage the legal benefits of Party A.

Article 9	Breaching Liability, Remedies in the event of circumstances that may endanger Party B's claims

I.	Breach by and Breaching Liability of Party B

(I)	Party A may request Party B to continue to issue the loan subject to this Contract provided that Party B fails to issue the loan subject to this Contract without any justified reasons.

(II)
In the event Party B charges any interest accruals and fees from Party A by violating laws, regulations or limitations of the PRC, Party A shall be entitled to request Party B to refund any such interest accruals and fees.

II.	Breach by Party A

(I)	Party A has breached any provision hereof, or any of its legal obligations.

(II)	Party A will not perform any of its obligations hereunder by express or through other acts.

III.	Circumstances that may endanger Party B's claims

(I)
Party B may consider that its claims are endangered under any of the following circumstances in relation to Party A: contracting, trusts (take-over), release, shareholding reforms, reduction of registered capitals, investments, joint operation, consolidation, merger, acquisition and restructuring, division, joint venture, petition (or being petitioned) for shut-down for reorganization, dissolution, cancellation and/or bankruptcy, replacement of controlling shareholders/actual controllers, transfer of material assets, suspension of production, out-of-business, penalties in high amount by competent authorities, cancellation of registration, withdrawal of business license, involvement in material legal disputes, material difficulty in manufacture and operation, or  worse conditions of finance, incapability of performing their duties by legal representative or main responsible officer.

(II)
Party B may consider that its claims hereunder are endangered under any of the following circumstances: Party A fails to perform other due obligations (including the obligations due and payable to all institutions of China Construction Bank or other third parties); or it transfers its properties in a low price or without any consideration, or reduces or releases the obligations of a third party; or it fails to exercise its credit rights or other rights, or grants a guarantee in favor of a third party.

(III)
Party A's shareholders avoid the obligations by abusing the independent standing of the legal person or the limited liability of shareholders, according to which Party B considers that its claims hereunder are endangered.

(IV)	Any of the precedent conditions hereunder for issuance of the borrowing has not been satisfied at any time.

(V)	Party B may consider that its claims hereunder are endangered under any of the following circumstances of the guarantor:

i.	The guarantor has breached any provision hereof, or any of its statements and warranties is false, wrong or missing.

ii.
The guarantor has met any of the followings: contracting, trust (take-over), release, shareholding reforms, reduction of registered capitals, investments, joint operation, consolidation, merger, acquisition and restructuring, division, joint venture, petition (or being petitioned) for shut-down for reorganization, dissolution, cancellation and/or bankruptcy, replacement of controlling shareholders/actual controllers, transfer of material assets, suspension of production, out-of-business, penalties in high amount by competent authorities, cancellation of registration, withdrawal of business license, involvement in material legal disputes, material difficulty in manufacture and operation, or  worse conditions of finance, incapability of performing their duties by legal representative or main responsible officer that may affect its guarantee capability.

iii.	Other circumstances in which the guarantor loses or may lose its guarantee capability.

(VI)	Party B may consider that its claims hereunder are endangered if the mortgage and/or pledge meets any of the following circumstances:

i.
The mortgaged and/or pledged properties are damaged or lost, or their values are reduced by virtue of acts of a third party, or expropriation, forfeit, confiscation, withdrawal without any consideration and/or removal by the State, or changes of marketing conditions or any other reasons.

ii.
The mortgaged and/or pledged properties are sealed, detained, frozen, deducted or created with a lien, or under the monitoring of administrative authorities, or under disputes concerning the titles of the same.

iii.	The mortgagor and/or pledger have breached any provision of the mortgage and/or pledge contract, or any of their statements and warranties is false, wrong or missing.

iv.	Other circumstances that may endanger the mortgage or pledge rights of Party B.

(VII)
The guarantee is not created, does not come into effect, becomes null and void, or is cancelled or rescinded, or the guarantor breaches this Contract or will not perform its guarantee liability through its express acts, or the guarantor loses its guarantee capability in part or whole, or the value of collaterals is reduced, according to which Party B considers that its claims hereunder are endangered; or

(VIII)	Other circumstances in which Party B considers that its claims hereunder may be endangered.

IV.	Remedies by Party B

Under any of the circumstances as specified in II or III of this Article, Party B shall be entitled to exercise one or more of the rights as follows:

(I)	Cease the issuance of loan;

(II)	Declare the loan to become due with immediate effect, and request Party A to immediately pay all due and undue principals, interest accruals thereon and fees therefrom under this Contract;

(III)	Please refer to Article 23 hereof;

(IV)
Charge interest accruals and compound interests at the penalty rate and according to the interests settlement methods as specified in this Contract for the borrowing misappropriated by Party A from the date when the loan is not used pursuant to this Contract, to the date when all principals and interest accruals thereon have been paid in full, provided always that, Party A fails to use the borrowing pursuant to this Contract;

(V)
In the event of overdue repayment, charge interest accruals and compound interests at the Penalty Rate and according to the interests settlement methods as specified in this Contract for the principals and interest accruals thereon that have not been paid by Party A as scheduled (including such principals and interest accruals thereon as are declared by Party B to become due earlier in whole or part), from the date of such overdue repayment, to the date when all principals and interest accruals thereon have been paid in full. “Overdue Repayment” shall mean that Party A fails to repay the borrowing as scheduled or repays the principals by going beyond the repayment schedule for each installment.

Before the borrowing becomes due, the interest accruals unpaid by Party A shall be added compound interests at the loan rate and according to the interests settlement method as specified in this Contract.

(VI)	Other remedies, including but not limited to:

i.	Take applicable amount in RMB or other currencies from accounts of Party A opened with China Construction Bank, without any further advance notice to Party A;

ii.	Exercise its rights on the guarantees;

iii.	Request Party A to provide new guarantees conforming to Party B's requirements for all of its obligations hereunder;

iv.	Terminate this Contract.

Article 10	Miscellaneous

I.	Bearing of Fees

Party A shall pay for legal services, insurance, appraisals, evaluation, registration, safekeeping, identification, public notary and other fees in relation to this Contract and the guarantees hereunder, unless otherwise as agreed by the parties hereto.

Party A shall pay for all of Party B's out-of-pockets for getting its claims (including but not limited to court fees, arbitration fees, property preservation fees, travel expenses, execution fees, appraisal fees, auction fees, public notary fees, service fees, publicity fees, and attorney fees).

II.	Use of Party A's Information

Party A accepts and acknowledges that (i) Party B may search Party A's credit standing information in the credit database established upon approval of the People's Bank of China and the competent credit standing departments or via relevant entities or departments, and (ii) Party B may provide Party A's credit standing information to such credit database established upon approval of the People's Bank of China and the competent credit standing departments. Meanwhile, Party A agrees that Party B may reasonably use and disclose Party A's information as well based on its business.

III.	Collection by Announcement

If Party A defaults in paying the borrowed principals and interest accruals thereon or has other breaches, Party B shall be entitled to report to relevant departments or entities, and to announce the collection via news medias.

IV.	Validity of Evidences of Party B's Records

Except for reliable and affirmative contrary evidences, Party B's internal accounting records in relation to the principals, interest accruals thereon, fees therefrom and repayment records, documents and vouchers in relation to drawing, repayment, payment of interest accruals by Party A but produced or kept by Party B, collection records and vouchers of Party B, shall constitute effective and affirmative evidences for the obligations and claims between the parties hereto. And Party A shall not have any objection only based on the facts that the above records, documents and vouchers are produced or kept by Party B unilaterally.

V.	Reservation of Rights

Party B's rights under this Contract shall be without any prejudice to any of its other rights as provided in laws, regulations and other contracts. Any tolerance, grace, favor to any breach, delay, or any extension for exercise of its rights hereunder shall not be deemed to waive any rights or benefits hereunder, nor to acknowledge or accept any breach of this Contract, nor affect, prevent or hinder any further exercise of such rights or exercise of any other rights, nor cause Party B to bear obligations or liabilities to Party A.

VI.
If Party A bears other due obligations to Party B in addition to the obligations hereunder, Party B shall be entitled to take any amount in RMB or other currencies from the accounts of Party A opened with China Construction Bank for paying any due obligations in the first instance, to which Party A has agreed to have no objection.

VII.	Party A shall promptly notify Party B in writing of its changed mailing address or contact details, and shall bear the losses arising out of its failure to send the above notice in a timely manner.

VIII.	Drawing of Payables

As for all the payables by Party A under this Contract, Party B shall be entitled to draw corresponding money in RMB or other currencies from Party A's accounts opened with China Construction Bank without any further prior notice to Party A. If foreign exchange settlement or purchase-and-sale of foreign exchanges is required, Party A shall be obligated to assist Party B to complete the same at the exchange rate risks of Party A.

IX.	Conditions for Effectiveness

This Contract comes into effect after it is signed, or affixed with common seal, by Party A's legal representative (responsible officer) or authorized agent, and signed, or affixed with common seal, by Party B's responsible officer or authorized agent.

X.
Party A represents that it has not conducted any activity or met any circumstance in violation of any laws, regulations and rules concerning environmental protection, energy savings or emission reduction, pollution reduction as at the execution of this Contract, and undertakes to strictly comply with such laws, regulations and rules after this Contract is signed. If any of the above representations is false or if any of the above undertakings is not performed, or if Party A may meet energy consumption or pollution risks, Party B shall be entitled to cease its credits to Party A (including but not limited to rejecting in issuing the loan, providing finances, opening L/G or L/C or bank acceptance drafts), or to declare the loaned principals and interest accruals thereon (including but not limited to loans, finances, advances that have been or may be made) to become due earlier, or to take other remedial measures as provided in this Contract or laws.

Article 11	Representations

I.	Party A has clearly known and understood the scope of business, and authorized powers, of Party B.

II.
Party A has already read all the terms of this Contract. Meanwhile, Party B has made interpretation for certain terms of this Contract at the request of Party A. And Party A has known well and understood the meanings of, and legal consequences that may arise from, the terms of this Contract.

III.
Execution of this Contract and performance of its obligations hereunder by Party A meet laws, administrative regulations, rules or its articles of association or internal organization documents, and have been obtained with approvals from its internal authorized department and/or competent authorities of the State.

Special Terms and Conditions

This RMB Borrowing Contract is numbered as “2009 Jian Quan Shi Dai Zi, No. 012”.

Type of Loan: Short-term working capital loan for industrial enterprises

Article 12	Particulars of Contractors

Borrower (Party A): Shishi Feiying Plastic Co., Ltd.
Residence: Longshan Development Area, Hanjiang Town, Shishi City
Zip Code: 362700
Legal Representative (Responsible Officer): Wu Licong
Fax: 88682828
Tel: 88681828

Lender (Party B): China Construction Bank Shishi Branch
Residence: No. 1865, 87 Road, Shishi City
Zip Code: 362700
Responsible Officer: Chen Yixin
Fax: 0595-88595137
Tel: 0595-88595195

Article 13	Provision for Article 1

Party A will borrow RMB Ten Million (in words) from Party B.

Article 14	Provision for Article 2

Party A shall apply the borrowing to its working capitals. Without prior written consents of Party B, Party A shall not change any such application.

Article 15	Provisions for Article 3

The term of borrowing hereunder shall be twelve months from January 26, 2010 to January 26, 2011.

If the commencement date and ending date of the borrowing hereunder are inconsistent with those on the loan dump voucher (borrowing IOU, the same below), the actual issuance date as recorded on the first-issuance loan dump voucher shall prevail, and the due date of the borrowing as set forth in the first paragraph of this Article shall be adjusted accordingly.

The loan dump voucher, being an integral part of this Contract, shall have the same force and effect with this Contract.

Article 16	Provisions for I of Article 4

The loan rate hereunder is an annual rate as specified in  (I)  below:

(I)	Fixed rate, i.e., 4.779%, which will remain unchanged during the term of borrowing;
(II)	Fixed rate, i.e., (“up” or “down”) by % from (prime rate of the Interests Commencement Date), which will remain unchanged during the term of borrowing;
(III)
Floating rate, i.e., (“up” or “down”) by % from (prime rate of the Interests Commencement Date), which will be adjusted according to the prime rate of the date when the rate is adjusted (“Rate Adjustment Date”) and the above up/down rate every month from the Interests Commencement Date to the date when the borrowing hereunder is repaid in full. The Rate Adjustment Date, corresponding to the Interests Commencement Date, shall be the date in the month in which the rate is adjusted. If there is no such date in the month corresponding such Interests Commencement Date, the final day of such month shall be treated as the Rate Adjustment Date.

Article 17	Provisions for II of Article 4

(I)
If Party A fails to use the loan pursuant to this Contract, the penalty rate will be increased by 100% based on the loan rate. If the loan rate is adjusted according to (III) of I of this Article, the penalty rate will be adjusted according to the adjusted loan rate and the above increase.

(II)
The penalty rate is increased by 50% based on the loan rate for the overdue repayment. If the loan rate is adjusted according to (III) of I of this Article, the penalty rate will be adjusted according to the adjusted loan rate and the above increase.

(III)	In the event of simultaneous overdue repayment and misappropriation, the penalties and compound interests shall be added according to the above rates, whichever is higher.

Article 18	Provisions for (II) of V of Article 4

The loan hereunder will be added interest accruals according to the method as specified in I below:

i.	Monthly interests settlement: The Interests Settlement Date shall be the 20th day of each month;

ii.	Quarterly interests settlement: The Interests Settlement Date shall be the 20th day of the final month of each quarter;

iii.	Other methods Not Applicable.

Article 19	Provisions for I of Article 5

Unless otherwise waived by Party B in whole or part, Party B shall be obligated to issue the borrowing provided that the following precedent conditions are satisfied:

i.	Party A has obtained and/or completed approvals, registration, delivery, insurance and other legal formalities in relation to the loan hereunder.

ii.	If a guarantee is created in favor of this Contract, such guarantee meeting Party B's requirements has come into effect and will keep effective all the times.

iii.	Party A has opened an account to be used for drawing and repaying the loan at the request of Party B.

iv.	Party A has not caused any breach as specified in this Contract, nor met any circumstance as specified in this Contract that may endanger the claims of Party B.

v.	Party B is not prohibited or limited from issuing the borrowing hereunder by laws, administrative regulations, rules or competent authorities.

vi.	Other conditions: Not Applicable.

Article 20	Provisions for II of Article 5
Plan of Use
Not Applicable

Article 21	Provisions for III of Article 6
Schedule of Repayment
Not Applicable

Article 22	Provisions for (II) of V of Article 6

If Party B agrees on the advance repayment made by Party A, it shall be entitled to get compensations from Party A, which will be determined subject to the method as specified in i below:

i.	Compensations = Principals repaid in advance x number of advance months x 1‰. In the event of less than one month, one month shall prevail for the purpose of such compensations.

ii.	Not Applicable.

If Party A makes repayments by installment, and if it makes advance repayment in part, it shall repay the borrowing in reverse order as specified in the repayment schedule. Upon advance repayment, the loan rate hereunder shall be applicable to the outstanding borrowing.

Article 23	Provisions for (III) of IV of Article 9

Party B shall be entitled to request Party A to pay liquidated damages at 0.5 % of the borrowed amount that has not been used pursuant to this Contract, and reject any borrowing that has not been issued to Party A, provided always that, Party A fails to use the borrowing pursuant to this Contract.

Article 24	Dispute Resolutions

Any dispute arising out of performance of this Contract may be resolved through negotiation by the parties; if not reached, any such dispute shall be resolved subject to the method as specified in i below.

i.	To be judged and resolved by the People's Court at the location of Party B.

ii.	To be arbitrated by arbitration commission in in accordance with its rules in force and effect at the time of applying for arbitration; the awards shall be final and binding upon the parties.

During the lawsuit or arbitration, the terms not involved in the dispute shall be continued to be performed.

Article 25	This Contract is made in three counterparts.

Article 26	Other Provisions

The claims hereunder shall be guaranteed subject to the Maximum Guarantee Contract (2009 Jian Quan Shi Gao Bao Zi No. 28).

Party A (common seal): Shishi Feiying Plastic Co., Ltd.	Party B (common seal): China Construction Bank Shishi Branch

Signed by Legal Representative (Responsible Officer) or Authorized Agent: Wu Licong	Signed by Responsible Officer or Authorized Agent: Chen Yixin

January 26, 2009	January 26, 2009